Exhibit 23.2

PricewaterhouseCoopers LLP 1420 Fifth Avenue Suite 1900 Seattle WA 98101 Telephone (206) 398 3000 Facsimile (206) 398 3100

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Puget Energy, Inc.’s and Puget Sound Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

March 15, 2006